Exhibit 99.1

Solar3D Reports First Quarter 2015 Financial Results
First Quarter Revenue Up Over 400% Year over Year

SANTA BARBARA, CA--(Marketwired - May 15, 2015) - Solar3D, Inc. (NASDAQ:SLTD), a leading provider of solar power solutions and the developer of a proprietary high efficiency solar cell, today reported financial results for the first quarter ended March 31, 2015.

Financial Highlights:

•	The company reported revenue of $5.7 million for Q1 2015, an increase of 440% compared to $1.0 million for Q1 2014 due to acquisitions and growth within those acquisitions
•	Gross profit was nearly $2.0 million as a result of growth in sales and an increase in the gross margin to 34% up from 26% in the same period last year due to greater efficiency
•	Cash and cash equivalents for the Company were $11.2 million on March 31, 2015, versus $0.4 million on December 31, 2014
•
Even with charges for Company’s NASDAQ uplisting and stock offering, and one time or non-cash expenses, for the quarter ended March 31, 2015, the Company’s operating loss remained flat versus last year as it reported an operating loss of $1.0 million compared to an operating loss of $0.9 million for the same period of 2014

•	The Company reported a net loss of $1.4 million ($0.10) per diluted share for Q1 2015, compared to a net loss of $4.0 million, or ($0.43) per diluted share for Q1 2014.
•	Adjusted EBITDA was breakeven for the quarter ended March 31, 2015

Operational Highlights:

•	Uplisted to the NASDAQ in March 2015 and raised $11.6 million in net equity
•	Appointed Tracy M. Welch as Chief Financial Officer to strengthen the corporate management team and provide leadership for future acquisitions
•	Completed acquisition of MD Energy (MDE) in March 2015
•	Secured a $2.4 million contract to install a complex solar system designed to protect against rising electric utility costs
•	Expanded operations into Nevada, a high growth market for solar energy according to BW Research Partnership
•	Reported growing market opportunity created by widespread adoption of solar energy in the farming industry cited by Renewable Energy World
•	Launched a proprietary referral program, PowerPlay Plan, a customer service portal allowing individual users to review their current systems and access monitoring sites

"It has been a very productive first quarter for the Company, as we have hit several notable milestones,” said James Nelson, CEO of Solar3D. “The solar market, while vibrant, is largely untapped and represents a tremendous growth opportunity for us. As our metrics show, we have gained strong momentum with our substantial growth over last year’s first quarter, and have built a robust backlog to position us for a year that could be much stronger than we had hoped. Our acquisitions have been both accretive and synergistic, and have positioned us to drive sales and challenge competition within the explosive solar power industry.”

Mr. Nelson continued, “Recent achievements have built a stronger company through the methodical execution of our growth-by-acquisition strategy.  We also have increased shareholder liquidity and access to institutional capital by uplisting to the NASDAQ, and have strengthened our management team. These milestones, combined with our intense focus on delivering customer-centric solar system solutions, have differentiated us from our competitors, resulting in the success reflected in our financial statements.”

First Quarter 2015 Financial Summary

Solar3D reported revenue of $5.7 million for the quarter ended March 31, 2015, an increase of 440% compared to $1.0 million for the quarter ended March 31, 2014.

For the quarter ended March 31, 2015, the Company reported a net operating loss of $1 million with a total net loss of $1.4 million, or ($0.10) per share. The Adjusted EBITDA was approximately breakeven at $6,097. For the definition of Adjusted Net Income and Adjusted EBITDA, please see the table at the bottom of this press release.

Total operating expenses were $3 million for the quarter ended March 31, 2015, as compared to the $1.2 million for the quarter ended March 31, 2014.  The increase was primarily the result of expenses associated with the uplist to NASDAQ and capital raise, plus one time and non-cash expenses including changes in the fair value of derivative liabilities and non-cash interest expense on convertible notes.  Over $1.3 million of general and administrative expenses were non-cash or one-time expenses versus $3.7 million recorded for the quarter ended March 31, 2014.

Other expenses for the quarter ended March 31, 2015 were $.4 million, which included a $68,521 non-cash gain on change in fair value of derivative liability and $456,655 of non-cash interest expense recorded on convertible notes. This compares to the $3.1 million expense in the prior year period with $1.8 million non-cash loss on change in fair value of derivative liability, and $1.3 million in non-cash interest expense.*

Net loss for the quarter ended March 31, 2015 was $1.4 million, compared to a net loss of $4.0 million for the quarter ended March 31, 2014.

Solar3D reconfirms the guidance that total revenue is expected to be in the $40-45 million range and that it will be profitable.  Management also continues to aggressively pursue accretive acquisition opportunities of $10-30 million revenue companies in California and Nevada.

Tracked Metrics

The metrics tracked in the table above are consistent with Solar3D’s reported financial statements, and represent one full quarter of SUNworks and one month of MD Energy financial performance.  On a pro-forma consolidated basis, the full quarter revenue of the two wholly owned subsidiaries would be $2.47 million for Q1-2014 an $7.17 million Q1-2015, representing 190% revenue growth, with 418% new sales growth and a 544% increase in ending backlog.

Adjusted Net (Loss) Income and Adjusted EBITDA are supplemental non-GAAP financial measure that the Company believes are important supplemental measures of operating performance.

The company's derivative financial liability was zero at March 31, 2015 compared to $68,521 at December 31, 2014.

Solar3D, Inc.
Pro Forma Income Statement

	3 months ending
	3/31/2015	3/31/2014
Net Loss	$(1,403,092)	$(4,037,936)
Gain/Loss on settlement of debt
Gain/Loss on change in fair value of derivative liability	(68,521)	1,838,632
Amortization of debt discount and OID recognized as interest	456,655	1,303,711
Adjusted Net Income/(Loss)	$(1,014,958)	$(895,593)

One-time MD Energy/SUNworks acquisition expenses	30,000	200,771
Legal and other fees associated with uplist and public offering	951,164	-
Non-cash stock grant expenses	39,891	357,673
Adjusted EBITDA	$6,097	$(695,773)

* The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of the assumptions used in calculating the fair value of the derivative financial liability.

About Solar3D, Inc.
Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Investor Relations
Andrew Haag
Managing Partner
IRTH Communications
sltd@irthcommunications.com
Tel: (877) 368-3566

Media
Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com